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                                 EXHIBIT 23.2
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                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of Sandy Spring Bancorp, Inc. of our report, dated January 29, 1999, relating to the consolidated balance sheets of Sandy Spring Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for the years ended December 31, 1998, 1997, and 1996, which report appears on page 48 of the 1998 Sandy Spring Bancorp, Inc. Annual Report to Shareholders incorporated by reference in the Sandy Spring Bancorp, Inc. 1998 Annual Report on Form 10-K.

  /s/ STEGMAN & COMPANY



Baltimore, Maryland
June 17 ,1999